Vinson & Elkins

May 3, 2005

Exhibit 5.1

Perficient, Inc.
1120 S. Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746

Ladies and Gentlemen:

     We acted as counsel to Perficient, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Amendment No. 2 to Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”), as amended (the “Registration Statement”), with respect to (i) 4,250,000 shares of the Company’s common stock, $0.001 par value (the “Primary Common Stock”), and (ii) the resale of 1,197,179 shares of the Company’s common stock, $0.001 par value, by the persons and/or entities named as Selling Stockholders in the Registration Statement (the “Secondary Common Stock”).

     Before rendering this opinion letter, we have examined such certificates, instruments and documents, reviewed such questions of law and made such other investigations as we considered necessary or appropriate for the purposes of this opinion letter.

     In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

     Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	With respect to shares of Primary Common Stock, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters, and (ii) certificates representing the shares of Primary Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefore (not less than the par value of the Primary Common Stock) provided for therein, the shares of Primary Common Stock will be validly issued, fully paid and non-assessable.

2.	The shares of Secondary Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

     This opinion letter is limited in all respects to the laws of the State of Delaware. We express no opinion as to, and for the purposes of the opinion set forth herein we have conducted no investigation of, any other laws.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission issued hereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	2801 Via Fortuna, Suite 100, Austin, Texas 78746-7568
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